Exhibit 23.1

The Board of Directors

Signet Jewelers Limited:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Cleveland, Ohio

May 12, 2014